Exhibit (k)(1)

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FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of [____], by and between Innovation Access Fund (the “Fund”), and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund desires to retain BNY Mellon to provide the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Fund, duly authorized to execute this Agreement and to give Instructions on behalf of the Fund as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Fund. From time to time the Fund may deliver a new Exhibit A to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit A actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

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“Board” shall mean the Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 21 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Fund to BNY Mellon as the entity having investment responsibility with respect to the Fund.

“Net Asset Value” shall mean the per share value of the Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Fund’s currently effective offering memorandum with the SEC relating to shares of the Fund.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances agreed by the Investment Advisor and BNY Mellon, all in such manner and in accordance with such testing and authentication as the Fund and BNY Mellon shall agree upon from time to time, and reasonably believed by BNY Mellon to be from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“Organizational Documents” shall mean certified copies of the Fund’s certificate of formation or organization, bylaws, declaration of trust, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.

2.	Appointment.

The Fund hereby appoints BNY Mellon to act as its administrator for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

The Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c) The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(d) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(e) The method of valuation of securities and the method of computing the Net

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Asset Value shall be as set forth in the Offering Materials of the Fund. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(f) The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(g) Each person named on Exhibit A hereto is duly authorized by the Fund to be an Authorized Person hereunder;

(h) Without limiting the provisions of Section 20 below, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY Mellon or (v) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors

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and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder;

(i) The Fund shall promptly notify BNY Mellon in writing of any and all material legal proceedings or securities investigations filed or commenced against the Fund, the Investment Advisor or the Board; and

(j) The Fund acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

(k) BNY Mellon hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms; and

(iii) It is in compliance, in all material respects, with all applicable laws and regulations, both state and federal, and will comply with all applicable laws and regulations, both state and federal, pertaining to the performance of its duties hereunder.

4.	Delivery of Documents.

The Fund shall promptly provide, deliver or cause to be delivered from time to time to

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BNY Mellon the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5.	Matters Regarding BNY Mellon.

(a) Subject to the direction and control of the Fund’s Board and the provisions of this Agreement, BNY Mellon shall provide to the Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel necessary to provide its services hereunder.

(c) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of the Fund’s financial records or other services normally performed by the Fund’s counsel or independent auditor and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and the Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the Fund and BNY Mellon expressly agree in writing to any such increase in the scope of services. The Fund and BNY Mellon agree that any new fees and/or expenses to be charged to the Fund that are related to any changes in the services required by any new or revised regulatory or other requirements shall be agreed upon in advance.

(d) The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon reasonable request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is reasonably necessary in order to

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enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Fund when acting in reliance upon such information, documents or advice relating to the Fund. All fees or costs charged by such persons shall be borne by the Fund, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund, or by any affiliate of the Fund or by any other third party service provider to the Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f) The Fund shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. The Fund shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies the Fund that the same are not

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available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(g) BNY Mellon may apply to an Authorized Person for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in accordance with its Standard of Care in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service

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providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing and that, to its knowledge, the disclosure and storage of information in connection with the Centralized Functions does not violate any applicable data protection legislation.

(i) BNY Mellon may consult with counsel to the Fund or its own counsel, at the Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(j) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(k) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(l) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Fund’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the

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amounts receivable or the amounts payable for the sale or redemption of Fund Shares effected by or on behalf of the Fund.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this sub-section (l) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(n) BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon will promptly notify the Investment Advisor and the Fund upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect. BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY Mellon in the performance of its duties under this Agreement. Notwithstanding anything set forth in this Section 5(n): (i) in

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no event shall the Funds be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any event described in this Section 5(n), and (ii) the Funds shall have no responsibility to pay BNY Mellon for services temporarily performed by the Investment Advisor or a third party service provider due to any event described in this Section 5(n).

(o) BNY Mellon shall enter into and shall maintain reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.

6.	Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of the Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

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7.	Portfolio Compliance Services.

(a) If Schedule I contains a requirement for BNY Mellon to provide the Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Fund and as mutually agreed between BNY Mellon and the Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b) The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within twenty (20) days of its receipt. The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within twenty (20) days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within two (2) business days after discovery thereof.

(c) While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund.

8.	Rule 38a-1 and Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY Mellon to provide the Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or

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Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(c) All work product produced by BNY Mellon as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.	Standard of Care; Indemnification.

(a) In performing its obligations under this Agreement, BNY Mellon will exercise care and diligence in the performance of its duties hereunder, shall act in good faith in performing services provided for under this Agreement and shall act without gross negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”), and except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s or any BNY Mellon Affiliate’s own bad faith, gross negligence or willful misconduct. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability,

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resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, gross negligence or willful misconduct of BNY Mellon or any BNY Mellon Affiliate.

(b) The Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate in accordance with the Standard of Care, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions or (iv) any opinion of legal counsel for the Fund or BNY Mellon, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a). This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Notwithstanding anything contrary set forth in this Agreement, in no event shall BNY Mellon and any BNY Mellon Affiliate be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability arising from any one or more of the following:

I. Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf of the Fund;

II. Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund or otherwise in good faith and without gross negligence or willful misconduct;

III. Any action taken or omitted to be taken by BNY Mellon in good

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faith in accordance with the advice or opinion of counsel for the Fund or its own counsel;

IV. Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V. The method of valuation of the securities and of computing Net Asset Value; and

VI. Any valuations of securities, other assets or the Net Asset Value provided by the Fund.

(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Fund or BNY Mellon’s own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

10.	Compensation.

For the services provided hereunder, the Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Fund and BNY Mellon from time to time and such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Fund authorizes BNY Mellon to debit the Fund’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to the Fund invoices for services rendered at least two (2) business days prior to debiting the Fund’s custody account. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

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11.	Records; Visits.

(a) The books and records pertaining to the Fund and the Fund’s Series which are in the possession or under the control of BNY Mellon shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund’s expense.

(b) BNY Mellon shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

(c) BNY Mellon shall preserve for each Fund the books and records required to be maintained under this Agreement for the period(s) required by the 1940 Act.

12.	Term of Agreement.

(a) This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b) This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c) If the Fund or BNY Mellon materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party

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(“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. In addition, this agreement shall be automatically terminated on the effective date of any liquidation, merger or other extraordinary transaction terminating the operations of the Fund which is approved by a majority of the independent trustees of the Fund.

(d) The Fund shall have the right to terminate this agreement by giving written notice of termination to BNY Mellon in the event of BNY Mellon’s transfer of this Agreement to an unaffiliated third party in accordance with Section 14(b) hereof.

(e) Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (defined below) the Fund gives notice to BNY Mellon terminating this Agreement or terminating it as the provider of any of the services hereunder or (ii) if the Fund otherwise terminates this Agreement, except for a termination by the Fund pursuant to Section 12(c), or terminates any of the services hereunder, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms shall apply:

(i) Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to BNY Mellon an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY Mellon were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the then-current Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

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(ii) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

(iii) For the purposes of this Section 12(e), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring or re-organization of or any other similar occurrence involving the Fund.

(iv) If the Fund gives notice of Early Termination (or an Early Termination without such notice occurs) after expiration of the notice period specified in Section 12(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(v) If any of the Fund’s assets serviced by BNY Mellon under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY Mellon an Early Termination Fee calculated as if the Removed Assets constituted a “Fund”; and (ii) at BNY Mellon’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNY Mellon resulting in the Fund owing BNY Mellon the Early Termination Fee, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(f) Notwithstanding any other provision of this Agreement, BNY Mellon or the Fund, as the case may be, may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other Party or any substantial part of its property or there is commenced against the other Party any such case or proceeding; (iii) the other Party makes a general assignment for the benefit of creditors; or (iv) the other Party admits in any

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recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. Each Party may exercise its termination right under this Section 12(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the exercising Party of its termination right under this Section 12(f) shall be without any prejudice to any other remedies or rights available to such Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(f) shall be considered given and effective when given, not when received.

13.	Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Fund to be bound thereby, and authorized or approved by the Fund’s Board.

14.	Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Fund.

(b) Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Fund thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource

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to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Fund and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Fund, including but not limited to, Typesetting, Money Market Fund or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be a reasonable amount more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

15.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or

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its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.	Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. BNY Mellon shall not be responsible for any costs or fees charged to the Fund or an affiliate of the Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

17.	No Waiver.

Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.

18.	Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

c/o Silverbay Capital Management
350 Madison Ave, 20th Floor
New York, NY 10017

if to BNY Mellon, at

BNY Mellon
103 Bellevue Parkway
Wilmington, Delaware 19809

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Attention: Head of U.S. Fund Accounting

with a copy to:

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

20.	Confidentiality.

BNY Mellon shall keep confidential any information relating to the Fund’s business and the Fund shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, as between BNY Mellon and the Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes

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publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 20 shall survive any termination of this Agreement for a period of one (1) year after such termination.

21.	Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

INNOVATION ACCESS FUND

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

EXHIBIT A

I,             [Name]                           , of               [Fund Name]                    , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 20__, between the Fund and [The Bank of New York Mellon][BNY Mellon Investment Servicing (US) Inc.].

Name	Position	Signature

Exhibit A

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of the Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for the Fund:

■	Journalize investment, capital share and income and expense activities;
■	Record investment buy/sell trade tickets when received from the Investment Advisor;
■	Maintain individual ledgers for investment securities;
■	Maintain historical tax lots for each security;
■	Record and reconcile corporate action activity and all other capital changes and notify the Investment Advisor of any unusual reconciling items;
■	Reconcile cash and investment balances of the Fund with the Fund’s custodian and provide the Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;
■	Calculate various contractual expenses;
■	Calculate capital gains and losses;
■	Calculate daily distribution rate per share;
■	Determine net income;
■	Obtain security market quotes and currency exchange rates from pricing services approved by the Fund’s investment adviser (including facilitating pricing challenges and periodically providing secondary price reports), or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;
■	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);
■	Transmit or make available a copy of the daily portfolio valuation to the Fund’s investment adviser;
■	Calculate yields and portfolio average dollar-weighted maturity as applicable; and
■	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

Schedule I-1

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Fund:

■	Financial Statement Preparation & Review
■	Prepare the Fund’s annual and semi-annual shareholder reports[1] for shareholder delivery and for inclusion in Form N-CSR;
■	Prepare the Fund’s quarterly schedule of portfolio holdings[1] for inclusion in Form N-PORT;
■	Prepare, circulate and maintain the Fund’s financial reporting production calendar;
■	Provide audit package for independent auditors, which includes work papers and ledgers, to facilitate an efficient audit, as reasonably agreed to by the parties;
■	Prepare and file (or coordinate the filing of) the Fund’s Form N-CEN;
■	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and
■	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.
■	Modernization Reporting Services
■	BNY Mellon shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

■	FORM N-PORT. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

■

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

■	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every applicable successive reporting period for Form N-PORT.

■	FORM N-CEN. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1 Requires “Typesetting Services” as described herein.

Schedule I-2

■	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

■	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

■	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

■	Liquidity Rule Analysis. BNY Mellon shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

■	The analysis provided by BNY Mellon is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

■	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

■	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY Mellon timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare the affected report and to file the affected report. BNY Mellon is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

■	For such time as this section remains in effect, BNY Mellon shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.
■	Typesetting Services

■	Create financial compositions for the applicable financial report and related EDGAR files;

Schedule I-3

■	Maintain country codes, industry class codes, security class codes and state codes;

■	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

■	Create components that will specify the proper grouping and sorting for display of portfolio information;

■	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

■	Process, convert and load security and general ledger data;

■	Include data in financial reports provided from external parties to BNY Mellon which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

■	Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

■	Generate financial reports using the Vendor’s capabilities which include the following:

o	front/back cover;

o	table of contents;

o	shareholder letter;

o	Management Discussion and Analysis commentary;

o	sector weighting graphs/tables;

o	disclosure of Fund expenses;

o	schedules of investments;

o	statement of net assets;

o	statements of assets and liabilities;

o	statements of operation;

o	statements of changes;

o	statements of cash flows;

o	financial highlights;

o	notes to financial statements;

o	report of independent registered public accounting firm;

o	tax information; and

o	additional Fund information as mutually agreed in writing between BNY Mellon and the Fund.

■	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, change the format or layout of reports from time to time.

Schedule I-4

TAX SERVICES

BNY Mellon shall provide the following tax services for the Fund:

■	Tax Provision Preparation

■	Prepare fiscal year-end tax provision analysis;

■	Process tax adjustments on securities identified by the Fund that require such treatment;

■	Prepare ROCSOP adjusting entries; and

■	Prepare financial statement footnote disclosures.

■	BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

■	Excise Tax Distributions Calculations

■	Prepare calendar year tax distribution analysis;

■	Process tax adjustments on securities identified by the Fund that require such treatment; and

■	Prepare annual tax-based distribution estimate for the Fund.

■	BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

■	Other Tax Services

■	Prepare for execution and filing, the federal and state income and excise tax returns;

■	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

■	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

■	Uncertain Tax Positions

■	Documentation of all material tax positions taken by the Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

■	Review of the Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

■	Determine whether Tax Positions have been consistently applied, and documentation of any inconsistencies;

Schedule I-5

■	Review relevant statutory authorities;

■	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

■	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

■	Delivery of a written report to the Fund detailing such items.

■	The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)  The Fund shall provide such information and documentation as BNY Mellon may reasonably request in connection with the Uncertain Tax Positions services.  The Fund’s independent public accountants shall cooperate with BNY Mellon and make such information available to BNY Mellon as BNY Mellon may reasonably request.

(b) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY Mellon pursuant to this Agreement, (i) BNY Mellon is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY Mellon shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY Mellon shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

■	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Fund that any U.S. tax advice contained in any communication from BNY Mellon to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting,

Schedule I-6

marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for the Fund:

■	In accordance with Instructions received from the Fund, and subject to portfolio limitations as provided by the Fund to BNY Mellon in writing from time to time, monitor the Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

■	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

■	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

■	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the Fund;

■	Calculate total return information;

■	Coordinate the Fund’s annual audit;

■	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis;

■	If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-PORT or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement with respect to the Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation;

■	Calculate the incentive fee, if applicable, in accordance with the Fund’s Offering Documents;

■	Copy the Investment Advisor on routine correspondence sent to shareholders; and

Schedule I-7

●	Provide such financial information in the possession of BNY Mellon for meetings of the Board, as reasonably requested and agreed to by BNY Mellon

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for the Fund:

■	Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;

■	Prepare and coordinate the filing of annual post-effective amendments to the Fund’s registration statement if needed (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

■	Prepare and coordinate the filing of Forms N-CSR, N-PORT and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY Mellon);

■	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list;

■	Assist in the preparation of notices of annual meetings of shareholders and proxy materials relating to such meetings; and

■	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY Mellon and the Fund may mutually agree upon in writing from time to time.

■	eBoard Book Services:

■	Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY Mellon and the Fund.

■	38a-1 Compliance Support Services

■	Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

Schedule I-8

APPENDIX I

ELECTRONIC DELIVERY TERMS AND CONDITIONS

These Electronic Delivery Terms and Conditions (“T&Cs”) are made and entered into as of the 16th day of March, 2022 by and among THE BANK OF NEW YORK MELLON, (together with its Affiliates or joint venturers, collectively “BNY Mellon”) and INNOVATION ACCESS FUND (each hereinafter referred to individually as “Customer”). BNY Mellon and Customer are collectively referred to as the “Parties” and each individually as a “Party”

These T&Cs set forth the terms and conditions governing the provision by BNY Mellon to Customer of BNY Mellon Digital Delivery Services (“BDDS”), as defined below, for the services subject to and in connection with any agreement now or hereafter entered into between Customer and BNY Mellon (each a “Services Agreement”). In these T&Cs, references to the “Services Agreement” means the Services Agreement to which these T&Cs pertain, and these T&C’s are hereby incorporated by reference into such Services Agreement. Provision of BDDS to Customer is contingent upon Customer’s compliance with the provisions of the Services Agreement, these T&Cs (including any Schedules hereto) and any applicable Terms of Use (collectively the “Agreement”). In the case of conflict between the terms of the Services Agreement, these T&Cs or the Terms of Use, the order of precedence shall be the Services Agreement followed by these T&Cs and then the Terms of Use.

1.	Definitions.	The following terms used herein will have the meanings ascribed to them below:

a.	“Affiliate” of any Party means another person controlling, controlled by or under common control with such Party.

b.	“API” means any BNY Mellon application programming interface identified on the API Site and made available to Customer pursuant to the Agreement.

c.	“API Credentials” mean, collectively, consumer key, secret and signed Customer certificate issued by BNY Mellon to allow Electronic Access to an API.

d.	“BNYM Administration” has the meaning set forth in Section 3 hereof.

e.	“BNY Mellon Data” means any content, documents, data or information provided or made available to Customer and its Users through Electronic Access. BNY Mellon Data expressly includes any proprietary databases or other protectable collections of information irrespective of whether or not the underlying data elements include any data or information not proprietary to BNY Mellon, but excludes any Customer Confidential Information.

f.	“BNY Mellon Digital Delivery Services” or “BDDS” mean, collectively, the Sites, APIs, Messaging Services, Electronic Access, Software and BNY Mellon Data.

g.	“BNY Mellon Indemnified Parties” mean collectively, BNY Mellon together with its Affiliates, Licensors and Suppliers, if any.

h.	“Confidential Information” means, with respect to a Party, the terms of these T&Cs, the Agreement and all non-public business and financial information of such Party (including, with respect to BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with the Services Agreement or the Agreement.

i.	“Customer Administration” has the meaning set forth in Section 3 hereof.

j.	“Customer Service Providers” has the meaning set forth in Section 2 hereof.

Appendix I-1

k.	“Credentials” mean, collectively, API Credentials, User Credentials and Messaging Credentials.

l.	“Data Terms Website” means the website at http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website of which Customer is provided notice from time to time, containing requirements and use restrictions on the Licensed Information imposed on BNY Mellon by the Licensors. In the event of a conflict between the provisions in the Data Terms Website and in these T&Cs, the provisions of the Data Terms Website shall prevail.

m.	"Electronic Access” means Customer’s access to Sites, APIs, Messaging Services, and Software, if any, through which Customer is able to access products and services provided by BNY Mellon.

n.	“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

o.	“Intellectual Property” means all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable collections of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

p.	“Licensor” means any third-party provider of proprietary information and/or data that is included in BNY Mellon Data (“Licensed Information”).

q.	“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.

r.	“Messaging Credentials” mean, collectively, any keys, secrets and/or tokens issued to Customer by BNY Mellon to allow access to Messaging Services.

s.	“Messaging Services” means the provision by BNY Mellon of electronic messaging channels to permit transmission of electronic messages between BNY Mellon and Customer pursuant to the Agreement.

t.	“Schedule” means a schedule to these T&C’s substantially in the forms attached hereto as Schedules 1 and 2 and setting forth (i) the specific APIs to be licensed to Customer, the duration of Customer’s license, all applicable fees, and any other pertinent API information; and/or (ii) the specific electronic message type(s), the associated messaging channel(s) information, the term, applicable fees and any other pertinent information of the Messaging Services, including any services to be performed by BNY Mellon for initial setup and preparation for the commencement of the Messaging Services. Each Schedule shall be consecutively numbered, executed by the parties and incorporated herein by reference and made a part hereof.

u.	“Site” means a BNY Mellon-designated information delivery website, file transfer protocol (FTP) site or web portal, including, where applicable, the API information delivery portal, currently https://marketplace.bnymellon.com (“API Site”), made available to Customer.

v.	“Software” means any computer software developed by BNY Mellon or licensed to BNY Mellon by a third party and made available to Customer to access products and services provided by BNY Mellon pursuant to the Agreement.

w.	“Supplier” means a third party retained by BNY Mellon in connection with BNY Mellon’s provision of BDDS.

Appendix I-2

x.	“Terms of Use” mean the terms, conditions and disclosures that may be set forth on the Sites.

y.	“User” means any person Customer authorizes for Electronic Access to the Site(s) and Software, if any, including any Customer Service Provider, other third party or any employee, contractor or agent of Customer or of a third party (such as an investment manager, consultant, or other Customer Service Provider).

z.	“User Credentials” mean collectively, a user-id, a password and, where applicable, a secure identification device (or other method of multi-factor authentication) issued for a User to allow Electronic Access to Site(s) and Software, if any.

2.	License Grant

a.	Subject to the payment of any applicable license fees and the terms of the Agreement, Customer is hereby granted a nonexclusive, nontransferable, non-sublicenseable, limited, revocable right and license to use BDDS solely for its internal business purposes and in accordance with the Agreement. For the avoidance of doubt, Customer’s internal business purposes specifically exclude direct use of any portion of BDDS by Customer’s customers and/or creation of a product or service by or on behalf of Customer using all or any portion of BDDS, unless expressly provided otherwise in the Agreement.

b.	Subject to the terms of the Agreement, Customer is hereby granted a nonexclusive, nontransferable, limited, revocable license to install Software on Customer’s authorized computer system (including mobile devices registered with BNY Mellon). Customer and Users may make copies of Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of Software are reproduced in or on such backup copies.

c.	Notwithstanding the foregoing, Customer has the right to sublicense Customer’s right and license to use APIs and/or Messaging Services, if any, to third parties providing services to Customer (collectively, “Customer Service Providers”), provided that (i) in each instance such sublicense is mutually agreed upon by BNY Mellon and Customer and specified in a Schedule with respect to particular API(s) and/or Messaging Services, (ii) any exercise of such sublicense by Customer Service Provider is limited to actions taken on Customer’s behalf to provide services to Customer alone; and (iii) any exercise of such sublicense by Customer Service Provider may, in the discretion of BNY Mellon, be subject to Electronic Delivery Terms and Conditions separately executed between BNY Mellon and such Customer Service Provider. Customer is responsible for all acts and omissions by any Customer Service Provider as if such acts or omissions were those of Customer.

3.	Access Administration

a.	To facilitate Electronic Access to the Site(s) and Software, BNY Mellon will implement an access administration method, which could be BNY Mellon administration (“BNYM Administration”) or customer federated administration (“Customer Administration”). By authorizing any of its Users for Electronic Access, Customer agrees to, acknowledges and accepts any applicable Terms of Use.

a.	In the case of BNYM Administration, Customer will furnish BNY Mellon with a written list of the names of its Users and designate which Users will have the authority to provide instructions to BNY Mellon that have an impact on assets held by BNY Mellon for Customer’s accounts. Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send Customer the initial User Credentials (including a temporary password) for each User, which Customer will be responsible for providing to its Users. Customer shall notify BNY Mellon in writing of any User to be deactivated and return any secure identification devices issued to such User. Upon receipt of Customer’s deactivation notice and any secure identification devices, BNY Mellon shall promptly deactivate User Credentials for such User, at which point such individual shall no longer be deemed a User.

Appendix I-3

b.	In the case of Customer Administration, Customer will designate Users and provide them with User Credentials that shall include for each User multi-factor authentication and fraud protection methods. Customer is solely responsible for its Users’ Electronic Access and the protection of its User Credentials. Upon Customer deactivating User Credentials, such individual will no longer be deemed a User, and Customer shall promptly notify BNY Mellon in writing of such deactivation.

b.	Customer must provide BNY Mellon with Customer’s and/or Customer Service Provider’s digital client certificate prior to being granted Electronic Access to APIs. Upon BNY Mellon’s approval (which will not be unreasonably withheld), BNY Mellon will provide Customer with API Credentials and any User Credentials, if applicable. Once the API Credentials are issued, Customer shall be solely responsible for their administration and use.

c.	Customer must provide BNY Mellon with Customer’s and/or Customer Service Provider’s digital client certificate and all other necessary information detailed in applicable Schedule(s) prior to being granted Electronic Access to Messaging Services. Upon BNY Mellon’s approval (which will not be unreasonably withheld), BNY Mellon will provide Customer with applicable Messaging Credentials and technical information for establishing messaging channel(s). Once Messaging Credentials are issued, Customer shall be solely responsible for their administration and use.

d.	Customer acknowledges and agrees that BNY Mellon will have no obligation to verify or confirm (i) the actual identity of a person using User Credentials for Electronic Access or that such person is, in fact, a User; or (ii) that a party using the API Credentials or Messaging Credentials for Electronic Access is, in fact, the Customer or Customer Service Provider. BNY Mellon is entitled to rely and act on any commands, directions or instructions issued through Electronic Access in connection with Credentials. Customer acknowledges and agrees that BNY Mellon is not responsible for detecting any errors in any such commands, directions and instructions.

e.	Customer is solely responsible for ensuring that Customer, Customer Service Providers and Users comply with the Agreement. To the extent any Licensed Information is provided through Electronic Access, Customer is solely responsible for ensuring that Customer, Customer Service Providers and Users comply with the restrictions and requirements posted on the Data Terms Website. BNY Mellon reserves the right to prohibit or revoke Electronic Access of any User whom BNY Mellon determines has breached the terms of the Agreement, or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable law or constitute a security risk for BNY Mellon Indemnified Parties, Users, or other customers. In the event of a conflict between the provisions in the Data Terms Website and in these T&Cs, the provisions of the Data Terms Website shall prevail.

f.	Customer shall not, and shall not permit any of its Users to, breach, circumvent, or attempt to breach or circumvent, any security measures used in connection with BDDS. Customer shall, and shall require Customer Service Providers to, maintain commercially reasonable processes and controls to prevent the introduction of any viruses, malware, malicious computer code, and other destructive software to BDDS or any other BNY Mellon system.

4.	Reservation of Rights, Confidentiality and Use of Data

a.	Any Intellectual Property and any other rights, title or interest not expressly granted to Customer, Customer Service Providers or Users in relation to BDDS are reserved to BNY Mellon, its Affiliates, Licensors, and Suppliers. Customer may not, and may not permit Customer Service Providers to, use, modify, decompile or reverse engineer BDDS except as expressly authorized by the Agreement. Unless expressly provided otherwise in the Agreement, nothing in the Agreement will be construed as giving Customer, Customer Service Provider or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its Affiliates, Licensors or Suppliers.

b.	BNY Mellon retains complete discretion and authority to modify, in whole or in part, BDDS. In the event BNY Mellon (i) implements a material change to the functionality of BDDS or (ii) modifies

Appendix I-4

BDDS so as to render an aspect of it incompatible with the current version, BNY Mellon will make notice of such change or modification available to Customer as promptly as practicable under the circumstances.

c.	The terms and conditions of these T&Cs, any Schedules, any non-public information related to the Sites, APIs, Messaging Services, Software and Electronic Access (including Credentials), and any portion of BNY Mellon Data that is not disclosed to the general public but is made available solely to Customer, Customer Service Providers or Users, are BNY Mellon Confidential Information.

d.	Customer agrees not use or disclose BNY Mellon Confidential Information except as expressly authorized by the Services Agreement or these T&Cs. Customer will, and will cause Users and Customer Service Providers, to keep BNY Mellon Confidential Information confidential by using the same care and discretion that Customer uses with respect to its own confidential information, but in no event less than reasonable care

e.	Unless expressly provided otherwise in the Services Agreement, BNY Mellon Data is provided solely for Customer’s internal use and excludes direct use by its customers or any other third parties. Customer acknowledges and agrees that Customer may not incorporate any portion of the BNY Mellon Data into Customer’s products or services, or otherwise use any portion of the BNY Mellon Data to develop its products or services without BNY Mellon’s express prior written approval.

f.	Customer will limit the dissemination of BBDS within its own organization to individuals on a need to know basis, and then only provided that any such individuals are obligated to maintain the confidential and proprietary nature of BDDS.

g.	Customer represents and warrants that with respect to Customer Confidential Information, including third party data, if any, it is authorized to allow BNY Mellon to make Customer Confidential Information available through BNY Mellon Digital Services subject to the terms of the Service Agreement.

h.	Where applicable, BNY Mellon may make analytics about Customer’s API usage and/or errors in API performance (“Analytics”) available to Customer and its Users on the API Site.

5.	Disclaimers and Limitation of Liability:

a.	Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, and its Licensors make no warranties or representations as to accuracy, reliability or comprehensiveness of BDDS. CUSTOMER acknowledges and agrees that BNY Mellon is a distributor and not a publisher of any Licensed Information and has no control over it.

b.	BDDS ARE PROVIDED ON AN “AS-IS”, “AS AVAILABLE” BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, TITLE, OR NONINFRINGEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT AS OTHERWISE SET FORTH HEREIN. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING BDDS.

c.	IN NO EVENT WILL BNY MELLON INDEMNIFIED PARTIES BE LIABLE TO CUSTOMER OR ANYONE ELSE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM (I) A VOLUNTARY SHUTDOWN OF ANY PART OF BDDS TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS (II) ANY COMMUNICATION FAILURES, INCLUDING THE FAILURE OF ANY CONNECTION OR COMMUNICATION SERVICE TO PROVIDE OR MAINTAIN CUSTOMER’S ACCESS TO BDDS, OR FOR ANY DELAY OR INTERRUPTION OR DISRUPTION OF SUCH ACCESS OR ANY ERRONEOUS COMMUNICATIONS BETWEEN BNY MELLON AND CUSTOMER,

Appendix I-5

REGARDLESS OF WHETHER THE CONNECTION OR COMMUNICATION SERVICE IS PROVIDED BY BNY MELLON OR A THIRD PARTY SERVICE PROVIDER; (III) THE COMPLETENESS, RELIABILITY, PERFORMANCE OR CONTINUED AVAILABILITY OF THE APIs OR THE SITE; OR (IV) THE EXISTENCE OF ANY VIRUSES OR OTHER MALICIOUS COMPUTER CODE AFFECTING THE OPERATION OF BDDS..

6.	Suspension and Termination of Electronic Access:

In addition to the termination provisions set forth in Services Agreement, the parties agree as follows:

a.	These T&Cs including for clarity Customer’s right to Electronic Access will automatically terminate upon termination of the Services Agreement with respect to each applicable Site, API and/or Messaging Service subject to such Services Agreement.

b.	Unless expressly provided otherwise in the Agreement, upon termination of Electronic Access, Customer shall return or destroy all BNY Mellon Confidential Information that is in Customer’s possession or under Customer’s control, and all secure identification devices, provided, however, that Customer may retain such information, subject to obligations of confidentiality, for customary backup, audit and recordkeeping purposes. Upon request, Customer shall provide to BNY Mellon written certification by an officer confirming compliance with the requirements herein.

c.	BNY Mellon may suspend Electronic Access to any API, Messaging Service or Site in the event of (i) Customer’s breach of the Agreement or a violation of the restrictions and requirements posted on the Data Terms Web Site that is not cured within five (5) business days of BNY Mellon’s notice to Customer or such other period as the parties may agree in writing (including by email), (ii) a security risk or other threat to BNY Mellon, the Sites, APIs, Messaging Services or other BNY Mellon clients’ access or use of same, or (iii) Licensor prohibiting BNY Mellon from permitting Customer or Users to have access to its Licensed Information. In the event of such suspension, BNY Mellon will use commercially reasonable efforts to promptly notify Customer including via posting on Site(s).

7.	Indemnification:

a.	Except to the extent prohibited or limited by applicable law, Customer will indemnify, defend and hold harmless BNY Mellon Indemnified Parties from and against all Losses resulting from a claim by a third party (i) that arises out of any person obtaining Electronic Access through Customer, Users or Customer’s Service Providers or through use of Credentials, whether or not Customer or a User authorized such access, except to the extent that any such Losses resulted from the fraud, gross negligence or willful misconduct of a BNY Mellon Indemnified Party, as applicable and/or (ii) relating to, or arising in connection with any use of BDDS by Customer, Users or any of Customer’s Service Providers in a manner not authorized under the Services Agreement, these T&Cs, or the Terms of Use. Customer’s indemnity provided herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, except to the extent specifically set forth in such Services Agreements and expressly stating an intent to modify these T&Cs.

In the event Customer is prohibited by law from indemnifying and holding harmless any BNY Mellon Indemnified Party for Losses, if a BNY Mellon Indemnified Party incurs Losses or is made a party to litigation, a BNY Mellon Indemnified Party shall be reimbursed by Customer for any and all Losses occasioned thereby, except to the extent that any such Losses resulted from the fraud, gross negligence or willful misconduct of such BNY Mellon Indemnified Party, as applicable.

b.	Notwithstanding anything to the contrary in the Agreement, BNY Mellon or its designated Affiliate will defend Customer and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in any action or proceeding commenced by a third party against Customer based on a claim that BDDS infringe such third party’s patent, copyright, or trade secret. The foregoing obligations will not apply, however, to any claim or action arising from use of BDDS (i) in a manner not authorized under the Agreement or the Data Terms Web Site; or (ii) in combination with other software or services not supplied by BNY Mellon.

Appendix I-6

c.	BNY Mellon has no obligation hereunder to defend Customer in any action or proceeding commenced by a third party against Customer, unless Customer(i) notifies BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grants BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provides BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle.

8.	Representations and Warranties

Customer represent and warrants that it has been duly authorized by each Customer Affiliate identified on Appendix 1 hereto, as amended from time to time, pursuant to all requisite corporate or other action to enter into these T&C’s for and on behalf of each such Customer Affiliate and that these T&C’s are legally binding upon Customer and each such Customer Affiliate.

Each Party represent and warrants that the individual executing this Agreement on its behalf has the requisite authority to bind it to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

Appendix I-7

Schedule 1 - Licensed APIs

TO

ELECTRONIC DELIVERY TERMS AND CONDITIONS

API Name (and Version # if applicable)	# of API calls/duration (if applicable)	Fee(s)	Duration of right and license to use API

API Support

BNY Mellon’s scheduled maintenance window for the API Site is 12:01am-6:00am Sunday ET. BNY Mellon shall offer a help desk to respond to Customer’s inquiries concerning the use of the API Site Sunday 8:00 p.m. through Friday 8:00 p.m. Eastern Time, which Customer may contact via email at NEXENAPISupport@bnymellon.com or via phone in the following regions: Americas - +855 284 9065 or +1 615 457 5589; Europe, Middle East, Africa - +44 20 7964 6161; Asia Pacific - +800 2265 6369or +65 6432 0314, as may be updated by BNY Mellon from time to time.

Appendix I-8

Schedule 2 - Licensed Messaging Services

TO

ELECTRONIC DELIVERY TERMS AND CONDITIONS

Name of Messaging Service/Type of Message	Term of Messaging Service	Fee(s)
[

Appendix I-9

Appendix 1

Customer Affiliates

Appendix I-10